SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                 SCHEDULE 13G/A
                                  (Rule 13d-2)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1(b) (c), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)
                               (Amendment No. 1)1

                    VOYAGER ENTERTAINMENT INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92908D101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 12, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92908D101                   13G/A                  PAGE 2 OF 20 PAGES

1.         Name of Reporting Person
           I.R.S. Identification No. of above person (entities only):

           Western Architectural Services, LLC
           87-0561295
2.         Check the appropriate Box if a Member of a Group:           (a) [X]
                                                                       (b) [ ]
3.         SEC Use Only


4.         Citizenship or Place of Organization:

           Utah

         Number of              5. Sole Voting Power:         0
          Shares                6. Shared Voting Power:       2,812,500 (1)
   Beneficially Owned by        7. Sole Dispositive Power:    0
      Each Reporting            8. Shared Dispositive Power:  2,812,500 (1)
        Person With

9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,812,500

10.        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

           [X]

11.        Percent of Class Represented by Amount in Row (9):

           6.8%

12.        Type of Reporting Person:

           OO (Limited Liability Company)

--------------------------------------------------------------------------------
(1) Includes 2,812,500 shares of Common Stock acquired by Western Architectural Services, LLC on June 10, 2002. Tracy Jones controls Western Architectural Services.

CUSIP No. 92908D101                   13G/A                  PAGE 3 OF 20 PAGES

1.         Name of Reporting Person
           I.R.S. Identification No. of above person (entities only):

           Tracy Jones

2.         Check the appropriate Box if a Member of a Group:           (a) [X]
                                                                       (b) [ ]
3.         SEC Use Only


4.         Citizenship or Place of Organization:

           United States

         Number of              5. Sole Voting Power:         70,000
          Shares                6. Shared Voting Power:       4,147,500 (1)
   Beneficially Owned by        7. Sole Dispositive Power:    70,000
      Each Reporting            8. Shared Dispositive Power:  4,147,500 (1)
        Person With

9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           4,147,500

10.        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

           [ ]

11.        Percent of Class Represented by Amount in Row (9):

           10%

12.        Type of Reporting Person:

           IN

--------------------------------------------------------------------------------
(1) Includes 2,812,500 shares of Common Stock acquired by Western Architectural Services on June 10, 2002, 335,000 shares of Common Stock acquired by the Tracy Jones Charitable Remainder Trust on May 30, 2002 and 500,000 shares of Series B Preferred Stock, which is convertible into 1,000,000 shares of Common Stock, acquired by Varna Holdings LC on August 12, 2003. Mr. Jones controls Western Architectural Services, Varna Group LC and the Tracy Jones Charitable Remainder Trust.

CUSIP No. 92908D101                   13G/A                  PAGE 4 OF 20 PAGES

1.         Name of Reporting Person
           I.R.S. Identification No. of above person (entities only):

           Varna Group LC
           75-3015889

2.         Check the appropriate Box if a Member of a Group:           (a) [X]
                                                                       (b) [ ]
3.         SEC Use Only


4.         Citizenship or Place of Organization:

           Utah

         Number of              5. Sole Voting Power:         0
          Shares                6. Shared Voting Power:       1,000,000 (2)
   Beneficially Owned by        7. Sole Dispositive Power:    0
      Each Reporting            8. Shared Dispositive Power:  1,000,000 (2)
        Person With

9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           1,000,000

10.        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

           [X]
11.        Percent of Class Represented by Amount in Row (9):

           2.4%

12.        Type of Reporting Person:

           OO (Limited Company)

--------------------------------------------------------------------------------
(2) Includes 500,000 shares of Series B Preferred Stock, which are convertible into 1,000,000 shares of Common Stock, acquired by Varna Group LC on August 12, 2003. Tracy Jones controls Varna Group LC.

CUSIP No. 92908D101                   13G/A                  PAGE 5 OF 20 PAGES

1.         Name of Reporting Person
           I.R.S. Identification No. of above person (entities only):

           Tracy Jones Charitable Remainder Trust
           84-1406540

2.         Check the appropriate Box if a Member of a Group:           (a) [X]
                                                                       (b) [ ]

3.         SEC Use Only


4.         Citizenship or Place of Organization:

           Utah

         Number of             5. Sole Voting Power:         0
          Shares               6. Shared Voting Power:       335,000 (1)
   Beneficially Owned by       7. Sole Dispositive Power:    0
      Each Reporting           8. Shared Dispositive Power:  335,000 (1)
        Person With

9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           335,000

10.        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

           [X]

11.        Percent of Class Represented by Amount in Row (9):

           1.0%

12.        Type of Reporting Person:

           OO (Trust)

--------------------------------------------------------------------------------
(1) Includes 335,000 shares of Common Stock acquired by the Tracy Jones Charitable Remainder Trust on May 30, 2002. Tracy Jones controls the Tracy Jones Charitable Remainder Trust.

CUSIP No. 92908D101                   13G/A                  PAGE 6 OF 20 PAGES

WESTERN ARCHITECTURAL SERVICES, LLC

Item 1.

            (a)   Name of Issuer:

                  Voyager Entertainment International Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

Item 2.

            (a)   Name of Person Filing:

                  Western Architectural Services, LLC

            (b)   Address of Principal Business Office or, if None, Residence:

                  12552 South 125 West
                  Suite B
                  Draper, Utah 84020

            (c)   Citizenship:

                  Utah

            (d)   Title of Class of Securities:

                  Common Stock, Par Value $0.001

            (e)   CUSIP Number:

                  92908D101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) [ ] An investment company registered under Section 8 of the Investment Company Act;
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 92908D101                   13G/A                  PAGE 7 OF 20 PAGES

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

Item 4.    Ownership.

            (a)   Amount beneficially owned:

                  2,812,500

            (b)   Percent of class:

                  6.8%

            (c)   Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                          0

                  (ii)    Shared power to vote or to direct the vote:

                          2,812,500

                  (iii)   Sole power to dispose or to direct the disposition of:

                          0

                  (iv) Shared power to dispose or to direct the disposition of:

                          2,812,500

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Tracy Jones has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 2,812,500 shares of the Common Stock beneficially held by Western Architectural Services, LLC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 99.1 --  Identification of Members of Group

CUSIP No. 92908D101                   13G/A                  PAGE 8 OF 20 PAGES


Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           November 5, 2004

                                           WESTERN ARCHITECTURAL SERVICES, LLC

                                           /s/ Tracy Jones
                                           -----------------------------------
                                           Tracy Jones, Manager

CUSIP No. 92908D101                   13G/A                  PAGE 9 OF 20 PAGES

TRACY JONES

Item 1.

            (a)   Name of Issuer:

                  Voyager Entertainment International Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

Item 2.

            (a)   Name of Person Filing:

                  Tracy Jones

            (b)   Address of Principal Business Office or, if None, Residence:

                  12552 South 125 West
                  Suite B
                  Draper, Utah 84020

            (c)   Citizenship:

                  United States

            (d)   Title of Class of Securities:

                  Common Stock, Par Value $0.001

            (e)   CUSIP Number:

                  92908D101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) [ ] An investment company registered under Section 8 of the Investment Company Act;
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 92908D101                   13G/A                 PAGE 10 OF 20 PAGES

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

Item 4.    Ownership.

            (a)   Amount beneficially owned:

                  4,217,500

            (b)   Percent of class:

                  10.0%

            (c)   Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                          70,000

                  (ii)    Shared power to vote or to direct the vote:

                          4,147,500

                  (iii)   Sole power to dispose or to direct the disposition of:

                          70,000

                  (iv) Shared power to dispose or to direct the disposition of:

                          4,147,500

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Western Architectural Services, LLC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 2,812,500 shares of the Common Stock beneficially held by Tracy Jones.

           Tracy Jones Charitable Remainder Trust has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 335,000 shares of the Common Stock beneficially held by Tracy Jones.

           Varna Holdings LC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 500,000 shares of Series B Preferred Stock, which is convertible into 1,000,000 shares of Common Stock, beneficially held by Tracy Jones.

CUSIP No. 92908D101                   13G/A                 PAGE 11 OF 20 PAGES

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 99.1 --  Identification of Members of Group

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

CUSIP No. 92908D101                   13G/A                 PAGE 12 OF 20 PAGES

Item 10. Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  November 5, 2004


                                                  /s/ Tracy Jones
                                                  ---------------
                                                  Tracy Jones

CUSIP No. 92908D101                   13G/A                 PAGE 13 OF 20 PAGES

VARNA GROUP LC

Item 1.

            (a)   Name of Issuer:

                  Voyager Entertainment International Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

Item 2.

            (a)   Name of Person Filing:

                  Varna Group LC

            (b)   Address of Principal Business Office or, if None, Residence:

                  12552 South 125 West
                  Suite B
                  Draper, Utah 84020

            (c)   Citizenship:

                  Utah

            (d)   Title of Class of Securities:

                  Common Stock, Par Value $0.001

            (e)   CUSIP Number:

                  92908D101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) [ ] An investment company registered under Section 8 of the Investment Company Act;
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 92908D101                   13G/A                 PAGE 14 OF 20 PAGES

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

Item 4.    Ownership.

            (a)   Amount beneficially owned:

                  1,000,000

            (b)   Percent of class:

                  2.4%

            (c)   Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                          0

                  (ii)    Shared power to vote or to direct the vote:

                          1,000,000 (1)

                  (iii)   Sole power to dispose or to direct the disposition of:

                          0

                  (iv) Shared power to dispose or to direct the disposition of:

                          1,000,000 (1)

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Tracy Jones has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 1,000,000 shares of the Common Stock beneficially held by Varna Group LC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 99.1 --  Identification of Members of Group


---------------
(1) Acquired 500,000 shares of Series B Preferred Stock, which is convertible into 1,000,000 shares of Common Stock.

CUSIP No. 92908D101                   13G/A                 PAGE 15 OF 20 PAGES

Item 9.    Notice of Dissolution of Group.

             Not Applicable.

CUSIP No. 92908D101                   13G/A                 PAGE 16 OF 20 PAGES

Item 10. Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  November 5, 2004

                                                  VARNA GROUP LC

                                                  /s/ Tracy Jones
                                                  ----------------------------
                                                  Tracy Jones, Managing Member

CUSIP No. 92908D101                   13G/A                 PAGE 17 OF 20 PAGES

TRACY JONES CHARITABLE REMAINDER TRUST

Item 1.

            (a)   Name of Issuer:

                  Voyager Entertainment International Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

Item 2.

            (a)   Name of Person Filing:

                  Tracy Jones Charitable Remainder Trust

            (b)   Address of Principal Business Office or, if None, Residence:

                  12552 South 125 West
                  Suite B
                  Draper, Utah 84020

            (c)   Citizenship:

                  Utah

            (d)   Title of Class of Securities:

                  Common Stock, Par Value $0.001

            (e)   CUSIP Number:

                  92908D101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) [ ] An investment company registered under Section 8 of the Investment Company Act;
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 92908D101                   13G/A                 PAGE 18 OF 20 PAGES

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

Item 4.    Ownership.

            (a)   Amount beneficially owned:

                  335,000

            (b)   Percent of class:

                  1.0%

            (c)   Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                          0

                  (ii)    Shared power to vote or to direct the vote:

                          335,000

                  (iii)   Sole power to dispose or to direct the disposition of:

                          0

                  (iv) Shared power to dispose or to direct the disposition of:

                          335,000

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Tracy Jones has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 335,000 shares of the Common Stock beneficially held by Tracy Jones Charitable Remainder Trust.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 99.1 --  Identification of Members of Group

CUSIP No. 92908D101                   13G/A                 PAGE 19 OF 20 PAGES

Item 9.    Notice of Dissolution of Group.

             Not Applicable.

CUSIP No. 92908D101                   13G/A                 PAGE 20 OF 20 PAGES

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         November 5, 2004

                                         TRACY JONES CHARITABLE REMAINDER TRUST

                                         /s/ Tracy Jones
                                         --------------------------------------
                                         Tracy Jones, Trustee

                                  EXHIBIT INDEX


Exhibit 99.1 --  Identification of Members of Group
Exhibit 99.2 --  Joint Filing Agreement